Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1/A filed on July 18, 2024 of Assure Holdings Corp. of our report dated March 31, 2023, which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Assure Holdings Corp., included in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts”.

/s/ Baker Tilly US, LLP

Los Angeles, California

July 18, 2024